Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pfizer Inc.:

We consent to the use of our audit report dated August 10, 2012 with respect to the combined balance sheets of Zoetis Inc., (the animal health business unit of Pfizer Inc.) as of December 31, 2011 and 2010 and the related combined statements of operations, comprehensive income/(loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

January 31, 2013